                           Exhibit 4.4

CREDIT AND FUNDING AGREEMENT

by and among

OLIN CORPORATION

as Borrower

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent

and

PNC CAPITAL MARKETS LLC

as Lead Arranger and Sole Bookrunner

Dated as of October 14, 2010

TABLE OF CONTENTS

                                                                                              Page

ARTICLE I CERTAIN DEFINITIONS SECTION 1.01 Certain Definitions. SECTION 1.02 Construction. SECTION 1.03. Accounting Principles	2 2 16 16
ARTICLE II  COMMITMENTS OF LENDERS
SECTION 2.01.  Purchase of Bonds
SECTION 2.02.  Bond Interest and Principal Payments
SECTION 2.03.  Optional Tender of the Bonds.
SECTION 2.04.  Nature of Lenders’ Obligations with Respect to Purchase of Bonds and Advances
SECTION 2.05.  Commitment Fees
SECTION 2.06.  Advance Requests
SECTION 2.07.  Funding Advances
SECTION 2.08.  Bonds and Bond Notes
    SECTION 2.09.  Additional Bond Purchase Commitments
16 16 17 18 18 19 19 19 20 20
ARTICLE III  PAYMENTS
SECTION 3.01.  Payments
SECTION 3.02.  Pro Rata Treatment of Lenders
SECTION 3.03.  Sharing of Payments by Lenders
SECTION 3.04.  Presumptions by Administrative Agent
SECTION 3.05.  Replacement of a Lender
SECTION 3.06.  Increased Costs and Increased Rates
SECTION 3.07.  Taxes
    SECTION 3.08.  Indemnity
21 21 22 22 23 23 24 25 27
ARTICLE IV REPRESENTATIONS AND WARRANTIES SECTION 4.01. Representations and Warranties of the Borrower	27 27
ARTICLE V CONDITIONS OF PURCHASE OF BOND AND MAKING ADVANCES	29
ARTICLE VI COVENANTS OF THE BORROWER SECTION 6.01. Affirmative Covenants SECTION 6.02. Negative Covenants	31 31 33
ARTICLE VII EVENTS OF DEFAULT SECTION 7.01. Events of Default	36 36

ARTICLE VIII  THE ADMINISTRATIVE AGENT
SECTION 8.01.  Appointment and Authority
SECTION 8.02.  Rights as a Lender
SECTION 8.02.  Exculpatory Provisions
SECTION 8.03.  Reliance by Administrative Agent
SECTION 8.04.  Delegation of Duties
SECTION 8.05.  Resignation of Administrative Agent
SECTION 8.06.  Non-Reliance on Administrative Agent and Other Lenders
SECTION 8.07.  No Other Duties, etc.
SECTION 8.08.  Administrative Agent’s Fee
SECTION 8.09.  No Reliance on Administrative Agent's Customer Identification Program

38 38 38 38 39 39 39 40 40 40 41
ARTICLE IX  MISCELLANEOUS
SECTION 9.01.  Modifications, Amendments or Waivers
SECTION 9.02.  No Implied Waivers; Cumulative Remedies
SECTION 9.03.  Expenses; Indemnity; Damage Waiver
SECTION 9.04.  Holidays
SECTION 9.05.  Notices; Effectiveness; Electronic Communication
SECTION 9.06.  Severability
SECTION 9.07.  Survivability
SECTION 9.08.  Successors and Assigns
SECTION 9.09. Confidentiality
SECTION 9.10.  Counterparts; Integration; Effectiveness
SECTION 9.11.  Governing Law
SECTION 9.12.  Jurisdiction, Etc
    SECTION 9.13.  USA Patriot Act Notice
41 41 42 42 43 44 44 45 45 47 48 49 49 49

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1 – Pricing Grid

Schedule 2 – Commitments of Lenders and Addressees for Notices

EXHIBITS

Exhibit A – Form of Advance Request

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of Opinion of Counsel to Borrower

FUNDING AND CREDIT AGREEMENT

THIS FUNDING AND CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of October 14, 2010, and is made by and among OLIN CORPORATION, a Virginia corporation (the “Borrower”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

R E C I T A L S:

A.           The Industrial Development Authority of Washington County, an Alabama public corporation (the “Issuer”), has proposed to issue and sell its Gulf Opportunity Revenue Bonds (Olin Corporation Project), Series 2010A in the aggregate principal amount of $50,000,000 (the “Series 2010A Bonds”) and its Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B in the aggregate principal amount of $20,000,000 (the “Series 2010B Bonds” and together with the Series 2010A Bonds, the “Bonds”).

B.           The Issuer shall loan the proceeds of the Bonds to the Borrower (the “Loan”), and the Borrower shall be obligated to repay such loan, pursuant to the Loan Agreement dated as of October 1, 2010 between the Issuer and the Borrower (the “Loan Agreement”).

C.           To evidence the Borrower’s obligation to repay the Loan, the Borrower has executed and delivered promissory notes of the Borrower to the Issuer (the “Bond Notes”), which shall be assigned to the Administrative Agent for the ratable benefit of the Lenders hereunder.

D.           The Borrower has requested that the Lenders purchase the Bonds.

E.           Pursuant to the Borrower’s request, the Lenders are willing to purchase the Bonds up to each Lender's Bond Purchase Commitment (as defined herein) under the terms and conditions set forth herein.

Now therefore, in consideration of the premises, and the mutual covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.01  Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquisition” means any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the capital stock of, or all or a substantial part of the assets of, or of a business unit or division of, any Person.

“Additional Bond Purchase Commitment” shall have the meaning specified in Section 2.09 hereof.

“Additional Lender” shall have such meaning as specified in Section 2.09.

“Administrative Agent” shall mean PNC Bank, National Association, and its successors and assigns.

“Administrative Agent’s Fee” shall have the meaning specified in Section 8.08.

“Administrative Agent’s Letter” shall have the meaning specified in Section 8.08.

 “Advance” means a payment by the Administrative Agent, from funds received by the Lenders pursuant to Section 2.06 of this Agreement, to the Trustee that constitutes a portion of the initial purchase price of the Bonds and that increases the Outstanding Principal Amount of the Bonds.  Each Advance shall be documented by the Administrative Agent on Schedule A to each Bond, and documented by the Administrative Agent on Schedule A to the Bond Notes.  Each Advance shall constitute an additional loan of the proceeds of the Bonds by the Issuer to the Borrower under Article 2 of the Loan Agreement.

“Advance Date” shall have the meaning specified in Section 2.06.

“Advance Request” shall have the meaning specified in Section 2.06.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession directly or indirectly of the power, whether or not exercised, to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or by contract or otherwise.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Commitment Fee Rate” shall mean the percentage rate per annum based on the Consolidated Net Leverage Ratio then in effect according to the pricing grid on Schedule 1 below the heading “Applicable Commitment Fee Rate.”

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee permitted under Section 9.08, in substantially the form of Exhibit B.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.00%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Bond Purchase Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 2 in the column labeled “Amount of Commitment for Purchase of Bonds,” as such Commitment is thereafter assigned or modified, and “Bond Purchase Commitments” shall mean the aggregate Bond Purchase Commitments of all of the Lenders, as such amounts may be increased pursuant to Section 2.09 in the event that any Additional Bond Purchase Commitment is made in the form of an increase in the Bond Purchase Commitments.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Cleveland, Ohio and if the applicable Business Day relates to calculation of the Direct Purchase Interest Rate, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.

“Closing Date” shall mean the Business Day on which the Bonds are issued and purchased by the Lenders, which shall be October 14, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Commitment” shall mean as to any Lender its Bond Purchase Commitment, and “Commitments” shall mean the aggregate of the Bond Purchase Commitments of all of the Lenders.

“Commitment Fee” shall have the meaning specified in Section 2.05.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Bonds), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, and (e) any other non-cash charges. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio or Consolidated Net Leverage Ratio, (x) Consolidated EBITDA of the Borrower shall include, without duplication, the Borrower’s pro rata share of the “Consolidated EBITDA” of Sunbelt Chlor Alkali Partnership (determined by reference to the Borrower’s actual ownership therein) and (y) if during such Reference Period the Borrower or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Coverage Ratio” means, for any Reference Period, the ratio of (a) Consolidated EBITDA for such Reference Period to (b) Consolidated Interest Expense for such Reference Period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capitalized Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commission, discounts and other fees and charges accrued with respect to letters of credit and bankers’ acceptance financing allocable to such period in accordance with GAAP), minus (in the case of net benefits) or plus (in the case of net costs) the net benefits or net costs under all Hedging Agreements in respect of Indebtedness of the Borrower and its Subsidiaries to the extent such net benefits or net costs are allocable to such period in accordance with GAAP.

“Consolidated Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA, for such Reference Period. The Consolidated Leverage Ratio shall be calculated on the date on which the Borrower delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 6.01(i) and (ii) or (ii), as the case may be, and the certificate required to be delivered pursuant to Section 6.01(iv) demonstrating such ratio.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any law applicable to such Subsidiary.

“Consolidated Net Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) the difference of (i) Consolidated Total Debt on such date less (ii) cash and cash equivalents to (b) Consolidated EBITDA, for such Reference Period. The Net Consolidated Leverage Ratio shall be calculated on the date on which the Borrower delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 6.01(i) and (ii) or (ii), as the case may be and be applied to calculate the Applicable Commitment Fee Rate.

“Consolidated Net Tangible Assets” means, at any date, the total assets of the Borrower and its Subsidiaries at such date, determined on a consolidated basis, minus (a) the consolidated current liabilities (excluding interest-bearing liabilities) of the Borrower and its Subsidiaries as of such date, (b) unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, and (c) any write-up of the value of any assets (other than an allocation of purchase price in an acquisition) after December 31, 2009; all as determined in accordance with GAAP.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (including the Borrower’s Indebtedness in respect of its Guarantee of the Guaranteed Secured Senior Notes due 2017, Series O, of Sunbelt Chlor Alkali Partnership), determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit and Funding Amendment” shall have the meaning given in Section 2.09.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

“Debt Service Payments” means the principal, premium (if any), interest payable on the Bonds whether on an Interest Payment Date, maturity or on any Purchase Date.

“Default Rate” shall have the same meaning as the term “Post-Default Rate” as set forth in the Indenture.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or to any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, or (c) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

“Delinquent Lender” shall have the meaning specified in Section 3.03.

“Designated Basis Points” means the basis points in effect for such period based on the Pricing Level according to the pricing grid on Schedule 1 below the heading “Designated Basis Points”.

“Direct Purchase Rate” means the interest rate per annum equal to the sum of LIBOR plus Designated Basis Points determined by the Administrative Agent on each Interest Rate Determination Date, which interest rate determination shall be conclusive absent manifest error, and shall be in effect for the next succeeding Interest Period.

“Direct Purchase Rate Period” shall mean a period during which the Bonds bear interest at the Direct Purchase Rate and the purchasers of the Bonds agree to hold the Bonds for a set period of time pursuant to a purchase agreement or certificate, which period shall commence on the date of the purchase of the Bonds and conclude on a day immediately preceding an Interest Rate Adjustment Date. The first Direct Purchase Rate Period shall be the Initial Direct Purchase Rate Period.

 “Dollar, Dollars, U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” means shall mean any Subsidiary organized under the laws of any State of the United States of America, substantially all of the assets of which are located, and substantially all of the business of which is conducted, in the United States of America.

“Draw Down Period” means that period of time from the Closing Date to December 31, 2010, which period shall be extended automatically to December 31, 2011, upon delivery of an opinion of counsel, acceptable to the Trustee and Administrative Agent, to the effect that such extension will not cause the Bonds or any portion thereof to fail to qualify as a Tax-Exempt Financing.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses or governmental restrictions relating to (i) the effect of the environment on human health, (ii) the environment or (iii) emissions, discharges or releases of Hazardous Substances into the environment including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the effect on the environment of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a) (2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Event of Default” shall mean any of the events described in Section 7.01 and referred to therein as an “Event of Default.”

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.06(a), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.06(a).

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the  Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate quoted on the immediately preceding Business Day.  If and when the Federal Funds Rate changes, the rate of interest with respect to any advance to which the Federal Funds Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, in each case regulated by Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, excluding deferred compensation of officers and directors, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and all obligations of such Person under synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit and letters of guaranty issued to support obligations (other than Indebtedness) incurred in the ordinary course of business, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Invested Amounts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning specified in Section 9.03(b).

“Indenture” means the Trust Indenture dated as of October 1, 2010 between the Issuer and the Trustee.

“Initial Direct Purchase Rate Period” means that period of time commencing on the date of initial delivery of the Bonds through and including October 31, 2015.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means that period of time from the Interest Rate Adjustment Date to the day immediately preceding the next subsequent Interest Rate Adjustment Date, Optional Tender Date or Mandatory Tender Date or maturity as the case may be.

“Interest Rate Adjustment Date” means the first Business Day of each month.

“Interest Rate Determination Date” means the second Business Day preceding an Interest Rate Adjustment Date.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Borrower in connection with a receivables securitization program and paid to the Borrower or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

“Lender Provided Interest Rate Hedge” shall mean an interest rate hedge which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.

“Lenders” shall mean the financial institutions named on Schedule 2 and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“LIBOR” shall mean, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, on the Interest Rate Determination Date as the London interbank offered rate for U.S. Dollars for an amount comparable to the Outstanding Principal Amount of the Bonds and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  LIBOR may also be expressed by the following formula:

LIBOR =	Bloomberg Page BBAM1

1.00 - LIBOR Reserve Percentage

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

“Loan Agreement” means the Loan Agreement dated as of October 1, 2010 between the Issuer and the Borrower.

“Loan Documents” shall mean this Agreement, the Administrative Agent’s Letter, the Indenture, the Loan Agreement, the Bond Notes, the Bonds, the Tax Regulatory Agreement and any other instruments, certificates or documents delivered in connection herewith or in connection with the issuance of the Bonds.

“Loan Payments” shall have such meaning as set forth in the Indenture.

“Majority Lenders” shall mean, on any date of determination, Lenders (excluding each Defaulting Lender) whose Bond Purchase Commitments aggregate at least 51% of the aggregate of all Lenders’ Bond Purchase Commitments.

“Mandatory Tender Date” shall have such meaning as set forth in the Indenture.

“Margin Stock” shall have the meaning given such term under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” shall have the meaning specified in Section 9.01.

“Obligation” shall mean any obligation or liability of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) or any Lender Provided Interest Rate Hedge.

“Officer’s Certificate” means a certificate signed in the name of the Borrower by its President, one of its Vice Presidents, its Treasurer or its Controller.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Optional Tender Date” shall as such meaning as set forth in the Indenture.

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to the Borrower: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Principal Amount” shall mean the total principal amount of Bonds Outstanding under the Indenture,  after giving effect to all Advances and repayments of principal made as of the date of determination.

“Participant” has the meaning specified in Section 9.08(d).

“Payment Date” shall mean the first Business Day of each month commencing on November 1, 2010, the Optional Tender Date or the Mandatory Tender Date, as the case may be, the date of maturity of the Bonds or the date of acceleration of the Bonds.

“Payment In Full” shall mean payment in full in cash of the Bonds and other Obligations hereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(f); and

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“PNC” shall mean PNC Bank, National Association, its successors and assigns.

“Potential Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Pricing Level” means, as of any date of determination, the “Pricing Level” set forth below as then applicable:

Consolidated Net Leverage Ratio	Pricing Level
Less than 1.00:1.00	I
Greater than or equal to 1.00:1.00 but less than 2.00:1.00	II
Greater than or equal to 2.00:1.00 but less than 3.00:1.00	III
Greater than or equal to 3.00:1.00 but less than 4.00:1.00	IV

For purposes of this definition, the Pricing Level shall be determined (i) from the date hereof, until adjusted pursuant to clause (ii) below, by reference to the Consolidated Net Leverage Ratio calculated for the Reference Period that would have ended June 30, 2010 had this Agreement then been in effect and (ii) as at the end of each Reference Period ended after the date hereof based upon the calculation of the Consolidated Net Leverage Ratio for such Reference Period. The Designated Basis Points, which shall be used to calculate the Direct Purchase Rate, and Applicable Commitment Fee Rate shall be adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 6.01(i)(iv).

 “Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial Borrower or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” shall mean the main banking office of the Administrative Agent in Cleveland, Ohio.

“Prior Credit Agreement” means the Credit Agreement dated as of October 29, 2007 among the Borrower and PCI Chemicals Canada Company/Société PCI Chimie Canada, as borrowers, the Banks named therein, Citibank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, Wachovia Bank, N.A. and The Northern Trust Company, as documentation agents, Banc of America Securities LLC, as joint lead arranger and Citigroup Global Markets Inc., as joint lead arranger and sole book runner, as such agreement may be amended, restated, replaced or refunded at any time and from time to time, and any other successor facility.

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Administrative Agent).

“Purchase Date” shall have such meaning as set forth in the Indenture.

“Ratable Share” shall mean the proportion that a Lender’s Bond Purchase Commitment bears to the Commitments of all of the Lenders.  If the Bond Purchase Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Bond Purchase Commitments most recently in effect, giving effect to any assignments.

“Reference Period” means any period of four consecutive fiscal quarters of the Borrower.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Significant Subsidiary” means each Subsidiary, but excludes any Subsidiary the United States dollar value (or equivalent thereof) of whose assets is less than 5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis.

“Single-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” means, as at any particular time, any Person controlled by the Borrower the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were to be prepared at such time in accordance with GAAP.

“Tax-Exempt Financing” means a transaction with a governmental unit or instrumentality which involves (i) the issuance by such governmental unit or instrumentality to Persons other than the Borrower or a Subsidiary of bonds or other obligations on which the interest is exempt from Federal income taxes under Section 103 of the Code and the proceeds of which are applied to finance or refinance the cost of acquisition of equipment or facilities of the Borrower or any of its subsidiaries, and (ii) participation in the transaction by the Borrower or a Subsidiary in any manner permitted by this Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

"Trustee" shall mean U.S. Bank National Association, as trustee under the Indenture.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Rights” means, as to any corporation or any other entity, ordinary voting power (whether associated with outstanding common stock or outstanding preferred stock, or both, or other outstanding equity interests, as applicable) to elect members of the Board of Directors of such corporation or other entity (irrespective of whether or not at the time capital stock of any class or classes of such corporation or entity shall or might have voting power or additional voting power upon the occurrence of any contingency).

“Wholly Owned” means, with respect to any corporation or other entity, a corporation or other entity of which 100% of the Voting Rights are at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Wholly Owned Subsidiaries, or by one or more other Wholly Owned Subsidiaries.

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02  Construction.

  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

SECTION 1.03.  Accounting Principles.

  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 6.01(b) and (c), then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’ financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

ARTICLE II

COMMITMENTS OF LENDERS

SECTION 2.01.  Purchase of Bonds.

  The Bonds are further described as follows: (a) the Issuer has proposed to issue and sell the Series 2010A Bonds in the maximum aggregate principal amount of $50,000,000, (b) the Issuer has proposed to issue and sell the Series 2010B Bonds in the maximum aggregate principal amount of $20,000,000, (c) the Issuer will issue the Bonds pursuant to the Indenture; (d) the Bonds will be secured by the Indenture; and (e) the Bonds will be issued as a “draw-down loan” as described in Section 1.150-1(c)(4) of the Treasury Regulations whereby during the Draw Down Period, the Borrower, on behalf of the Issuer, may request that the Outstanding Principal Amount of the Bonds be increased by requesting an Advance pursuant to the terms and conditions set forth in this Agreement.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, each Lender severally agrees to purchase the Bonds and make Advances pursuant to the terms and conditions set forth in Section 2.06 hereof.  The Outstanding Principal Amount of Bonds shall be equal to 100% of the amount of all Advances made pursuant to Section 2.06 hereof during the Draw Down Period less any repayments of principal; provided that after giving effect to each Advance the Outstanding Principal Amount of Bonds purchased by such Lender shall not exceed such Lender’s Bond Purchase Commitment.

SECTION 2.02.  Bond Interest and Principal Payments.

(a) General.                      The Outstanding Principal Amount of Bonds will bear interest at the Direct Purchase Rate.  Upon the occurrence of an Event of Default and until such time as such Event of Default shall have been cured or waived, the Outstanding Principal Amount of Bonds shall bear interest at the Default Rate.  Accrued and unpaid interest on the Outstanding Principal Amount of Bonds will be due and payable as set forth in the Indenture.  The Bonds are subject to optional and mandatory redemption as set forth in the Indenture.  The Outstanding Principal Amount of Bonds will be repaid as set forth in the Indenture. Except as otherwise set forth above, any amounts owing under this Agreement that are not paid when due shall accrue interest at the Default Rate.

(b)           LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

 If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have reasonably determined that:

(i)	adequate and reasonable means do not exist for ascertaining LIBOR, or

(ii)	a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to LIBOR, the Administrative Agent shall have the rights specified in Section 2.02(d).

(c)           Illegality; Increased Costs; Deposits Not Available.  If at any time any Lender shall have reasonably determined that:

(i)           the holding of the Bonds or the making, maintenance or funding of any Advance has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request, policy or directive of any such Official Body (whether or not having the force of Law), or

(ii)           LIBOR will not adequately and fairly reflect the cost to such Lender of holding the Bonds or funding of an Advance, or

(iii)           after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period, or to banks generally, to which LIBOR applies, respectively, are not available to such Lender with respect to holding the Bonds or making an Advance, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 2.02(d) and Borrower shall have the rights specified in Section 3.05.  A Lender shall not deliver a notice under Section 2.02(c)(ii) or (iii) unless Lender certifies in such notice that it is such Lender’s directive to impose this modification to all other loans or other extensions of credit then held by such Lender with a LIBOR-based rate of interest.

(d) Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 2.02(b) above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 2.02(c) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), LIBOR shall automatically convert to the Base Rate until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

SECTION 2.03.  Optional Tender of the Bonds.

  Each Lender acknowledges that the Bonds are subject to optional tender by each Lender for purchase by the Borrower, on the Business Day immediately succeeding the conclusion of each Direct Purchase Rate Period (initially November 1, 2015) (each, a “Purchase Date”) at a purchase price of 100% of the Outstanding Principal Amount of Bonds held by such Lender plus accrued and unpaid interest to the Purchase Date.  To exercise such option to tender such Lender’s Bonds on a Purchase Date, such Lender must provide written notice in strict compliance with Section 6.4 of the Indenture to the Borrower and the required parties set forth therein.  Upon exercise of such option, the Borrower shall be required to purchase, or cause the purchase of, the Bonds from such Lender on the Purchase Date.  Upon receipt of the Outstanding Principal Amount of Bonds held by such Lender and accrued and unpaid interest thereon to the Purchase Date, such Lender shall cause the transfer of its Bonds and assign all of its rights thereunder to the Borrower or its assigns.  Each Lender hereby acknowledges that if it does not exercise its option to tender its Bonds at the end of the Initial Direct Purchase Rate Period, the earliest it would be afforded the option to tender its Bonds would be at the end of the next succeeding Direct Purchase Rate Period.

SECTION 2.04.  Nature of Lenders’ Obligations with Respect to Purchase of Bonds and Advances.

  Each Lender hereby agrees to purchase Bonds in an amount equal to its Bond Purchase Commitment.  Each Lender shall be obligated to participate in each request to make Advances pursuant to Section 2.06 in accordance with its Ratable Share.  The aggregate of Advances of each Lender hereunder shall at no time exceed its Bond Purchase Commitment.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make an Advance hereunder after end of the Draw Down Period.

SECTION 2.05.  Commitment Fees.

  Accruing from the date hereof until the end of the Draw Down Period, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) times the average daily difference between the amount of (i) the Bond Purchase Commitments and the (ii) the Outstanding Principal Amount of Bonds; provided, however, that any Commitment Fee accrued with respect to the Bond Purchase Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Bond Purchase Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on the first Business Day of each January, April, July and October, as applicable, commencing in January of 2011.

SECTION 2.06.  Advance Requests.

  Other than for the initial Advance on the Closing Date, and except as otherwise provided herein, the Borrower may, from time to time during the Draw Down Period, request that the Outstanding Principal Amount of Bonds be increased by requesting that the Lenders make an Advance exactly equal to such increase, by delivering to the Administrative Agent, not later than 10:00 a.m., three (3) Business Days prior to the proposed date for an Advance, which date must be an Interest Rate Adjustment Date or December 31 (“Advance Date”), a duly completed request therefor substantially in the form of Exhibit A or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, an “Advance Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Advance Request shall be irrevocable and shall specify the aggregate amount of the increase in the Outstanding Principal Amount of Bonds and equivalent amount of such Advance.  Notwithstanding any other provisions set forth in this Agreement or the other Loan Documents, the initial Advance may not be less than Fifteen Million and 00/100 Dollars ($15,000,000) and each subsequent Advance may not be less than One Million and 00/100 Dollars ($1,000,000).  Additionally, the Borrower may request no more than four (4) Advances, including the initial Advance, during the Draw Down Period.  The Lenders shall have no obligation to make an Advance hereunder after the end of the Draw Down Period.

SECTION 2.07.  Funding Advances.

(a)  Mechanics.  The Administrative Agent shall, within one (1) Business Day, or as soon as possible thereafter, of receipt by it of an Advance Request pursuant to Section 2.06, notify the Lenders in writing of its receipt of such Advance Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Advance as determined by the Administrative Agent in accordance with Section 3.02.  Each Lender shall remit the applicable principal amount related to the Advance to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Article V, make an Advance in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Advance Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds such Advance of such Lender on such Advance Date, and such Lender shall be subject to the repayment obligation in Section 2.07(b).  Upon funding of each Advance, the Administrative Agent shall document such Advance, together with the then current Outstanding Principal Amount of Bonds on Schedule A to each Bond Note and Schedule A to each Bond, as applicable.

(b)           Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Advance Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) above and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Direct Purchase Interest Rate.  If such Lender pays its share of such Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08.  Bonds and Bond Notes.

  The obligation of the Issuer to make Debt Service Payments on the Outstanding Principal Amount of Bonds shall be evidenced by the Bonds payable to the Administrative Agent for the ratable benefit of the Lenders.  As set forth in the Bonds, the Issuer has no obligation to make such Debt Service Payments, except from funds provided by the Borrower under the Loan Agreement.  The Obligation of the Borrower to make Loan Payments under the Loan Agreement shall be evidenced by the Bond Notes payable to the Issuer, and assigned to the Administrative Agent for the ratable benefit of the Lenders.

SECTION 2.09.  Additional Bond Purchase Commitments.

  Subject to the terms and conditions set forth herein, the Borrower may at any time on or after the Closing Date, but not more often than once, and prior to December 31, 2010, request the Lenders commit to purchase a subsequent series of bonds, the interest thereon is exempt from federal income tax, that will be issued by a different governmental entity than the Issuer pursuant to a separate indenture of trust (“Additional Bond Purchase Commitments”) provided that (a) immediately prior to and after giving effect to such Additional Bond Purchase Commitment (and the making of any advances pursuant thereto), no Event of Default or Potential Default has occurred or is continuing or shall result therefrom, (b) the Additional Bond Purchase Commitments shall rank pari passu in right of payment and right of security with the Bonds, (c) the Additional Bond Purchase Commitments shall not exceed Forty Million and 00/100 Dollars ($40,000,000.00), and (d) the advances to be made pursuant to such Additional Bond Purchase Commitments shall increase the Bond Purchase Commitments on the same terms as the purchase of the Bonds and/or provide for other increased credit accommodations on terms similar to the purchase of the Bonds and acceptable to the Administrative Agent and the Lenders.  Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments to provide the Additional Bond Purchase Commitments shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other person is an “Additional Lender”) and shall become a Lender under this Agreement pursuant to an amendment (the “Credit and Funding Amendment”) to this Agreement, and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender, if any, and the Administrative Agent.  Commitments in respect of the Additional Bond Purchase Commitments shall become Commitments under this Agreement after giving effect to such Additional Bond Purchase Commitment.  Subject to Section 9.01, the Credit and Funding Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate to effectuate the applicable additional Bond Purchase Commitments in the opinion of the Administrative Agent.  The effectiveness of any Credit and Funding Amendment shall be subject to the satisfaction on the date thereof (the “Credit and Funding Amendment Closing Date”) of each of the applicable conditions set forth in Article V (it being understood that all references to the Closing Date in such Article V shall be deemed to refer to the Credit and Funding Amendment Closing Date), and except as otherwise specified in the Credit and Funding Amendment, the Administrative Agent shall have received legal opinions, board resolutions and other closing documents and certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Article V.    Notwithstanding anything to the contrary in this Section 2.09, no existing Lender shall be obligated to provide Additional Bond Purchase Commitments.

ARTICLE III

PAYMENTS

SECTION 3.01.  Payments.

  All payments and prepayments to be made in respect of Loan Payments, Commitment Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent for the ratable accounts of the Lenders in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loan Payments and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of Loan Payments due and other amounts owing under this Agreement and shall be deemed an “account stated.”

SECTION 3.02.  Pro Rata Treatment of Lenders.

  Each Advance shall be allocated to each Lender according to its Ratable Share, and each payment or prepayment by the Borrower with respect to Loan Payments, Commitment Fees or other fees (except for the Administrative Agent’s Fee) or amounts due from the Borrower hereunder to the Lenders, shall (except as otherwise may be provided with respect to a Defaulting Lender or a Delinquent Lender and except as provided in Section 3.03 in the case of an event specified in Section 2.02(b), 3.05 or 3.06) be made in proportion to the Ratable Share of each Lender.

SECTION 3.03.  Sharing of Payments by Lenders.

  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of Loan Payments or other obligations hereunder resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Bonds and accrued interest thereon or other such obligations greater than its Ratable Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Bonds and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective interest in the Bonds and other amounts owing them, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)           the provisions of this Section 3.03 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its interest in the Bonds to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 3.03 shall apply).

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails at any time to comply with the provisions of this Section 3.03 with respect to purchasing participations from the other Lenders whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as each such delinquency and all of its obligations hereunder are satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to the Bonds, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective Ratable Share of all Outstanding Principal Amount of Bonds and other unpaid Obligations of the Borrower.  The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective Ratable Share of all Outstanding Principal Amount of Bonds and other unpaid Obligations of any of the Borrower.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all Outstanding Principal Amount of Bonds and other unpaid Obligations of any of the Borrower to the nondelinquent Lenders, the Lenders’ respective Ratable Share of all Outstanding Principal Amount of Bonds and unpaid Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

SECTION 3.04.  Presumptions by Administrative Agent.

  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 3.05.  Replacement of a Lender.

  In the event any Lender (i) gives notice under Section 2.02(c), (ii) requests compensation under Section 3.06 or 3.07, or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 3.07, (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), (v) declines to participate in the Additional Bond Purchase Commitments under Section 2.09 or agrees to participate in such Additional Bond Purchase Commitments at a Ratable Share less than such Lender’s Ratable Share of the Bonds, or (vi) is a Non-Consenting Lender referred to in Section 9.01, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.08), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.08;

(ii)           such Lender shall have received payment of an amount equal to the Outstanding Principal Amount of its Bonds, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts due and owing under Section 3.08) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 3.06 or payments required to be made pursuant to Section 3.07, such assignment will not result in a reduction in such compensation or payments thereafter; and

(iv)           such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.06.  Increased Costs and Increased Rates.

(a)           Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or the holding of the Bonds, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.07 and the imposition of, or any change in the rate of, any Excluded Tax, other than Changes in Law that affect (a) Lender’s tax treatment of interest received on the Bonds and (b) the Bonds qualification for the De Minimis Safe Harbor Exception set forth in Section 265(b)(7) of the Code, payable by such Lender); or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense not in effect prior to such Change in Law affecting this Agreement or the holding of the Bonds;

and the result of any of the foregoing shall be to increase the cost to such Lender of making an Advance, holding the Bonds, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  A Lender shall not request payment of increased costs under this Section 3.06 unless Lender provides evidence that it is such Lender’s directive to impose this modification to all other borrowers of such Lender whose loans are similarly effected by the event or circumstance giving rise to the request.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or holding the Bonds to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.06(a) or (b) above and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07.  Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with an original to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Code.  Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the Code against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of  IRS Form W-8ECI,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or

(iv)           any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

SECTION 3.08.  Indemnity.

(i)   In addition to the compensation or payments required by Section 3.06 or Section 3.07, the Borrower shall indemnify each Lender against all liabilities, losses or expenses sustained or incurred by a Lender as a consequence of any default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, purchase price, Commitment Fee or any other amount due hereunder (including, for a period not to exceed thirty (30) days, loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain the Bonds).

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower.

  The Borrower represents and warrants as follows:

(a)           It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation indicated at the beginning of this Agreement, has all requisite corporate power and authority to conduct its business, to own its properties and assets as it is now conducted and as proposed to be conducted and is qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the conduct of its business requires it to so qualify or be licensed except where the failure to do so, individually or in the aggregate, could not reasonably be expected to materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement of any Loan Document.

(b)           The execution, delivery and performance by the Borrower of this Agreement and every other Loan Document to which it is a party, including the Borrower’s use of the proceeds hereof, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s charter, articles or by-laws or (ii) contravene law (including, without limitation, Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting the Borrower or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any other Loan Document.

(d)           This Agreement is, and each of other Loan Documents to which the Borrower is a party, when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(e)           The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and the consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2010, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at June 30, 2010 and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP. Except as publicly disclosed prior to the date hereof, on and as of the date of this Agreement, since December 31, 2009, there has been no material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(f)           There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary the reasonably anticipated outcome of which (i) would materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement of any other Loan Document, (ii) purport to affect the legality, validity or enforceability of this Agreement of any other Loan Document or (iii) would cause the Bonds or any portion thereof to fail to qualify as a Tax-Exempt Financing.

(g)           The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Bonds or any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except in compliance with Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board.

(h)           Neither the Borrower nor any Subsidiary is an “investment company” or a Borrower “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

(i)           The Borrower and each Subsidiary have filed all material tax returns (federal, state, provincial and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

(j)           In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Borrower, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any liabilities in connection with off-site disposal of Hazardous Substances and any capital or operating expenditures) required to achieve or maintain compliance with Environmental Laws. On the basis of this review, the Borrower has reasonably concluded that, except with respect to any matter disclosed in Items 1 or 3 in the Borrower’s 2009 Form 10-K or in the Commitments and Contingencies Note to the consolidated financial statements incorporated therein, such associated liabilities and costs, are unlikely to cause a material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, from that shown on the consolidated financial statements as at, and for the six-month period ended June 30, 2010, provided that the inclusion of such exception does not indicate that any such matter will cause such a material adverse change.

(k)           No event has occurred and is continuing, or would result from the execution and delivery of this Agreement, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

ARTICLE V

CONDITIONS OF PURCHASE OF BOND AND MAKING ADVANCES

The obligation of each Lender to purchase Bonds and to make Advances hereunder is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of any such Advances and to the satisfaction of the following further conditions:

(a)           The Administrative Agent shall have received the following, each dated the date hereof, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i)           Each of the Loan Documents.

(ii)           An Officer’s Certificate attaching copies of the by-laws of the Borrower, the articles of incorporation of the Borrower and resolutions of the Board of Directors of the Borrower (or an authorized committee thereof) approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.

             (iii) An Officer’s Certificate certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder.

             (iv) A favorable opinion of counsel of the Borrower, substantially in the form of Exhibit C hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

             (v) An unqualified opinion of bond counsel addressed to the Lenders in form and substance acceptable to the Administrative Agent and counsel for the Administrative Agent.

(b) The Borrower shall have paid all accrued and previously invoiced fees and expenses of the Administrative Agent and the Lenders (including the accrued and previously invoiced fees and expenses of counsel to the Administrative Agent).

(c)           The obligation of each Lender to make Advances shall be subject to the further conditions precedent that on the date of such Advance the following statements shall be true (and each of the giving of the applicable Advance Request and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

(i) The representations and warranties contained in this Agreement (other than the last sentence of Section 4.01(e)) are correct in all material respects on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)  No event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(d)           For purposes of determining compliance with the conditions specified in subsection (a) above, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender to the contrary.  Upon receipt of such notice, the Administrative Agent shall promptly notify the Lenders of such occurrence.

ARTICLE VI

COVENANTS OF THE BORROWER

SECTION 6.01.  Affirmative Covenants.

  So long as the Bonds are outstanding or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a)           Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith) the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

(b)           Consolidated Leverage Ratio. Maintain a Consolidated Leverage Ratio as of the last day of each Reference Period of not more than 4.00 : 1.0.

(c)           Consolidated Interest Coverage Ratio. Maintain a Consolidated Interest Coverage Ratio for each Reference Period of not less than 4.00 : 1.0.

(d)           Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and the rights (charter and statutory) and franchises material to the business of the Borrower and its Subsidiaries, taken as a whole; provided, however, that (i) the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 6.02(c), (ii) neither the Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders and (iii) no Subsidiary shall be required to preserve its corporate existence if the Borrower has determined to liquidate or dissolve such Subsidiary and such liquidation or dissolution will not violate any other provision of this Agreement.

(e)           Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in a manner which will permit the preparation of consolidated financial statements in accordance with GAAP.

(f)           Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(g)           Insurance. Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amount and covering such risks as the Borrower, in its good faith business judgment, believes necessary.

(h)           ERISA. Ensure that each ERISA Affiliate will meet its minimum funding requirements and all of its other obligations under ERISA with respect to all of its Plans and satisfy all of its obligations to Multiemployer Plans, including any Withdrawal Liability, if the failure to do so would have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(i)           Reporting Requirements. Furnish to each Lender:

(i)           as soon as available and in any event within 60 days after the end of each of the first three quarters of each year, balance sheets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of such quarter and statements of income and retained earnings and cash flow of the Borrower and the Subsidiaries, on a consolidated basis, for the period commencing at the end of the previous year and ending with the end of such quarter, certified by the chief financial officer of the Borrower, subject to audit and year end adjustments;

(ii)           as soon as available and in any event within 120 days after the end of each year, a copy of the balance sheets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of such year and the statements of income and retained earnings and cash flow of the Borrower and the Subsidiaries, on a consolidated basis, for such year, certified by KPMG LLP or another independent nationally recognized firm of public accountants;

(iii)           as soon as possible and in any event within ten days after an officer of the Borrower becomes aware of the occurrence of each Event of Default (and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default), an Officer’s Certificate setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

(iv)           contemporaneously with each delivery of the statements referred to in clauses (i) and (ii) above, (A) either an Officer’s Certificate stating that no Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 6.01(b) and (c)) and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 6.01(b) and (c)) occurred during such quarter or, if applicable, an Officer’s Certificate pursuant to clause (iii) above, (B) an Officer’s Certificate stating that, as of the last day of the preceding quarter, and to the best of his or her knowledge, at all times during the preceding quarter, the Borrower was in compliance with the covenants referred to in Sections 6.01(b) and (c) and providing reasonable details of the calculations evidencing the Borrower’s compliance with such covenants, (C) calculation for the Consolidated Net Leverage Ratio for such Reference Period and providing reasonable details of such calculation together and (D) reasonable details of each material change in GAAP from those applied in preparing the statements referred to in Section 5.01(e) insofar as such changes are applicable to the statements referred to in clauses (i) and (ii) above;

(v)           promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its shareholders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange (other than those pertaining to employee benefit plans); and

(vi)           such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Borrower pursuant to paragraphs (i), (ii) and (v) of this Section 6.01(i) shall be deemed to have been delivered on the date on which it posts such reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that it shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (v) of this Section 6.01(i) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

(j)   Parity Collateral.                                           The Borrower covenants that so long as any Obligations are outstanding, in the event collateral is granted for the benefit of the lenders set forth in the Prior Credit Agreement, or any successor agreement thereto, the Borrower shall simultaneously grant a pari passu interest in such collateral to the Administrative Agent for the benefit of the Lenders.

SECTION 6.02.  Negative Covenants.

  So long as the Bonds shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

(a)           Liens. Create, assume or suffer to exist or permit any Subsidiary of the Borrower to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except (i) Permitted Encumbrances, (ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred to secure Indebtedness, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business, (iii) Liens on property or assets of a Domestic Subsidiary to secure obligations of such Subsidiary to the Borrower or another Domestic Subsidiary, and Liens on property or assets of a Foreign Subsidiary to secure obligations of such Subsidiary to the Borrower or any other Subsidiary, (iv) any Lien on property of any Foreign Subsidiary to secure Indebtedness of such Subsidiary, provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (iv) or by clause (vi) or (ix) of this Section 6.02(a) does not exceed 10% of Consolidated Net Tangible Assets, (v) Liens incurred in connection with any Tax-Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business, (vi) Liens on property or assets granted in connection with applications for or reimbursement obligations with respect to letters of credit issued at the request of the Borrower or a Subsidiary by a banking institution to secure the performance of obligations of the Borrower or a Subsidiary relating to such letters of credit, to the extent such banking institution requested the granting to it of such Lien as a condition for its issuance of the letter of credit; provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (vi) or by clause (iv) or (ix) of this Section 6.02(a) does not exceed 10% of Consolidated Net Tangible Assets, (vii) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (viii) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) with respect to Liens securing Indebtedness of any Domestic Subsidiary, such Liens secure Indebtedness permitted by clause (ii) of Section 6.02(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary, (ix) Liens on assets securing other obligations of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (viii) above; provided that, immediately after giving effect thereto and to the concurrent repayment of any other secured obligations, the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (ix) or by clause (iv) or (vi) of this Section does not exceed 10% of Consolidated Net Tangible Assets, and (x) Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 6.02(a) (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 6.02(a)).

(b)           Domestic Subsidiary Indebtedness. Permit any Domestic Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(i)           Indebtedness of any Domestic Subsidiary to the Borrower or any other Domestic Subsidiary;

(ii)           Indebtedness of any Domestic Subsidiary outstanding on the date hereof;

(iii)           Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(iv)           Indebtedness of any Person that becomes a Domestic Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary; and

(v)           other Indebtedness in an aggregate principal amount not exceeding US$20,000,000 at any time outstanding.

(c)           Mergers, Etc.  (i) Merge or consolidate with or into any other Person (other than a Subsidiary) or (ii) convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease, or otherwise dispose of, (whether in one transaction or in a series of related transactions) all or substantially all of the property or assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), directly or indirectly, to any Person, including through a merger or consolidation of a Subsidiary with an unaffiliated party, unless (A) in each case of (i) or (ii), after giving effect to such proposed transaction, no Event of Default or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and (B) in the case of clause (i),the surviving corporation is the Borrower, provided that to the extent that the value of all Margin Stock owned by the Borrower and its Subsidiaries taken as a whole exceeds 25% of the value of the total assets of the Borrower and its Subsidiaries subject to this Section 5.02(c), nothing in this Section 5.02(c) shall prohibit the sale of such Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(c)).

(d)           Change in Nature of Business.  Engage, or permit any of its Subsidiaries to engage, to any material extent, in any business other than the businesses of the type conducted by the Borrower and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

(e)           ERISA. Create, assume or suffer to exist or permit any ERISA Affiliate to create, assume or suffer to exist (i) any Insufficiency of any Plan (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto), in respect of which Plan an ERISA Event has occurred, or (ii) any Withdrawal Liability under any Multiemployer Plan, if the sum of (A) any such Insufficiency or Withdrawal Liability, as applicable, (B) the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto), (C) amounts then required to be paid to any and all other Multiemployer Plans by the Borrower or its ERISA Affiliates as Withdrawal Liability and (D) the aggregate principal amount of all Indebtedness of the Borrower and all the Subsidiaries secured by Liens permitted by clauses (iv), (vi), (vii), (viii) and (ix) of Section 6.02(a), shall exceed 10% of Consolidated Net Tangible Assets.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.  Events of Default.

  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to pay (i) any Loan Payments pursuant to the provisions set forth in the Loan Agreement when the same becomes due and payable or (ii) any fees or other amounts payable under this Agreement within five days of the same becoming due and payable; or

(b)           Any representation or warranty made by the Borrower herein (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)           The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 6.01(b), (c) or (i)(iii) or Section 6.02, or (ii) any term, covenant or agreement contained in any Loan Document (other than as referred to in subsection (a) or clause (i) above) on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)           The Borrower or any Subsidiary shall fail to pay any installment of principal of or any premium or interest on any Indebtedness, which is outstanding in a principal amount of at least $25,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or any Indebtedness of the Borrower or any Subsidiary which is outstanding in an aggregate principal amount of at least $25,000,000 shall, for any reason, be accelerated (it being understood that a mandatory prepayment on the sale of any asset shall be deemed not to be an acceleration of the Indebtedness secured by such asset); or

(e)           The Borrower or any Significant Subsidiary or any two or more Subsidiaries which (when taken together) would have aggregate total assets constituting those of a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower or any such Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against a Borrower or such Subsidiary (but not instituted by it), either such proceeding shall not be dismissed or stayed for 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or a Borrower or any such Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)           Any judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and, within 60 days of the commencement of such proceedings, such judgment shall not have been satisfied or (subject to clause (ii) below) shall have been stayed or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(h)           The occurrence of an “Event of Default” as set forth in the Prior Credit Agreement or the Loan Documents.

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrower declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrower, declare the Bond Notes immediately due and payable and notify the Trustee that an Event of Default has occurred and is continuing hereunder and direct the Trustee to accelerate the Bonds, all interest thereon and all other amounts payable under this Agreement and the Loan Documents to be forthwith due and payable, whereupon the Bond Notes and the Bonds, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default resulting from the actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Bond Notes and the Bonds, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. The Administrative Agent and the Lenders shall also have all other remedies available at law or equity.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01.  Appointment and Authority.

  Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8.01 are solely for the benefit of the Administrative Agent, the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

SECTION 8.02.  Rights as a Lender.

  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03.  Exculpatory Provisions.

  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.01) or (ii) in the absence of its own gross negligence or willful misconduct.  Unless the Administrative Agent has actual knowledge of any Potential Default or Event of Default, in which case it shall notify the Lenders immediately, the Administrative Agrent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 9.03 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.03.  Reliance by Administrative Agent.

  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the purchase of the Bonds or making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.04.  Delegation of Duties.

  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of Section 8.01 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.05.  Resignation of Administrative Agent.

  The Administrative Agent may, upon not less than 30 days prior written notice to Borrower and the Lenders, resign as Administrative Agent under this Agreement.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 8.05.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8.05 and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.06.  Non-Reliance on Administrative Agent and Other Lenders.

  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07.  No Other Duties, etc.

  Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.08.  Administrative Agent’s Fee.

  The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

SECTION 8.09.  No Reliance on Administrative Agent's Customer Identification Program.

  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Modifications, Amendments or Waivers.

  With the written consent of the Majority Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that no such agreement, waiver or consent may be made which will:

(a)           Increase of Commitment.  Increase the amount of the Bond Purchase Commitment of any Lender hereunder without the consent of such Lender;

(b)           Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.  Extend a Purchase Date or the time for payment of Loan Payments, the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by the Bonds or reduce the Commitment Fee or any other fee payable to any Lender, the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

(c)           Miscellaneous.  Amend the definition of “Draw Down Period”; amend Section 3.02, Section 3.03, Section 8.02, or this Section 9.01; or alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Majority Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent without the written consent of such Administrative Agent, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to this Section 9.01, the consent of the Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.05.

SECTION 9.02.  No Implied Waivers; Cumulative Remedies.

  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

 (a)           Costs and Expenses.  The Borrower shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the purchase of the Bonds provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Bonds or Advances hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Bonds or Advances, and (iii) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Borrower’s books, records and business properties.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Bonds or any Advances or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under this Agreement or any of the other the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 9.03(a) or 9.03(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Bonds or any Advance or the use of the proceeds thereof.  No Indemnitee referred to in Section 9.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

SECTION 9.04.  Holidays.

  Whenever Loan Payments to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day  and such extension of time shall be included in computing interest and fees.  Whenever any payment or action to be made or taken hereunder (other than Loan Payments) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

SECTION 9.05.  Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.05(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 2.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 9.05(b), shall be effective as provided in such Section.

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.06.  Severability.

  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

SECTION 9.07.  Survivability.

  All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Loan Documents, Article III and Section 9.03, shall survive Payment in Full.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment in Full.

SECTION 9.08.  Successors and Assigns.

 (a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.08(b) below, (ii) by way of participation in accordance with the provisions of Section 9.08(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.08(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.08(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  So long as no Event of Default has occurred and is continuing and if the Borrower consents (in its sole discretion), any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and interest in the Bonds at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and its interest in the Bonds at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in clause (i)(A) of this Section 9.08(b), the aggregate amount of the Commitment or, if the Commitment is not then in effect, the assigning Lender's interest in Outstanding Principal Amount Bonds (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its interest in the Bonds or the Commitment assigned.

(iii)           Required Consents.  Except for the consent of the Borrower (in its sole discretion), no consent shall be required for any assignment unless an Event of Default has occurred and is continuing at the time of such assignment in which case the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) shall be required.

(iv)           Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or the Borrower’s Affiliates or Subsidiaries.

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.07(c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.06, 3.07, and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.08(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.08(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its interest in the Bonds); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 9.01(a) or (b).  Subject to Section 9.08(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.06 and 3.07 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.08(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Article VII as though it were a Lender; provided such Participant agrees to be subject to Section 3.03 as though it were a Lender.

(e)           Limitations upon Participant Rights Successors and Assigns Generally.  A Participant shall not be entitled to receive any greater payment under Sections 3.06, 3.07 or 9.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant on terms providing for such greater payments is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.07 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.07(e) as though it were a Lender.

(f)           Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.09.  Confidentiality

Each of the Administrative Agent and the Lenders expressly agrees, for the benefit of the Borrower and its Subsidiaries, to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Borrower and its Subsidiaries containing provisions substantially the same as those of this Section, to any Eligible Assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries.

For the purposes of this Section, “Confidential Information” means all information, including material nonpublic information with the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Borrower or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by such entities; provided, that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have compiled with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Borrower of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Borrower, its Subsidiaries and their respective Affiliates may rely upon this Section for any purpose, including without limitation to comply with Regulation FD.

SECTION 9.10.  Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11.  Governing Law.

  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.12.  Jurisdiction, Etc.

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at the address of the Borrower set forth in Schedule 2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13.  USA Patriot Act Notice.

  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO FUNDING AND CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

OLIN CORPORATION                                                                           PNC BANK, NATIONAL ASSOCIATION,

   Individually and as Administrative Agent

By: /s/ Stephen C. Curley                                                                           By: /s/ Thomas S. Redmond

Name: Stephen C. Curley                                                                           Name: Thomas S. Redmond

Title: Vice President and Treasurer                                                          Title: Senior Vice President

WELLS FARGO BANK, N.A.                                                          BANK OF AMERICA, N.A.

By: /s/ Siamak Saidi                                                                           By: /s/Jeffrey J. McLaughlin

Name: Siamak Saidi                                                                           Name: Jeffrey J. McLaughlin

Title: Director                                                                                    Title: Senior Vice President

THE NORTHERN TRUST COMPANY                                        BRANCH BANKING AND TRUST COMPANY

By: /s/ Rick J. Gomez                                                                           By: /s/ Roger Eric Searls

Name: Rick J. Gomez                                                                           Name: Roger Eric Searls

Title: Vice President                                                                           Title: Vice President

U.S. BANK NATIONAL ASSOCIATION                                      BANK OF OKLAHOMA, N.A.

By: /s/ Karen Meyer                                                                           By: /s/ Bershunda J. Burnett

Name: Karen Meyer                                                                           Name: Bershunda J. Burnett

Title: Vice President                                                                           Title: Vice President

SCHEDULE 1

PRICING GRID--
VARIABLE PRICING AND FEES BASED ON CONSOLIDATED NET LEVERAGE RATIO

(PRICING EXPRESSED IN BASIS POINTS)

Pricing Level	Applicable Commitment Fee Rate	Designated Basis Points
I	0.20%	1.500%
II	0.25%	1.700%
III	0.30%	1.875%
IV	0.50%	2.250%

For purposes of determining the Designated Basis Points for computing the Direct Purchase Rate and the Applicable Commitment Fee Rate:

(a)           The Designated Basis Points and the Applicable Commitment Fee Rate shall be determined on the Closing Date based on the Consolidated Net Leverage Ratio computed on such date pursuant to a certificate to be delivered on the Closing Date.

(b)           The Designated Basis Points and the Applicable Commitment Fee Rate shall be recomputed as of the end of each Reference Period based on the Consolidated Net Leverage Ratio.  Any increase or decrease in the Designated Basis Points and the Applicable Commitment Fee Rate Fee Rate computed as of such Reference Period shall be effective on the date on which the Certificate evidencing such computation is due to be delivered under Section 6.01(i)(iv).

(c)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article V.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 2

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment Bond Purchase	Ratable Share
Name: PNC Bank, National Association
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________
Telecopy:   ________________________
	Series 2010A Bonds $11,365,000 Series 2010B Bonds $4,546,000	22.73% 22.73%

Name:  Wells Fargo Bank, N.A.
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________
Telecopy:   ________________________
	Series 2010A Bonds $9,090,000 Series 2010B Bonds $3,636,000	18.18% 18.18%

Name:  Bank of America, N.A.
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________
Telecopy:   ________________________
	Series 2010A Bonds $9,090,000 Series 2010B Bonds $3,636,000	18.18% 18.18%

Name:  Northern Trust Corporation
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________
Telecopy:   ________________________
	Series 2010A Bonds $6,820,000 Series 2010B Bonds $2,728,000	13.64% 13.64%
Name:  Branch Banking and Trust Company
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________
Telecopy:   ________________________

Name:  U.S. Bank National Association
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________
Telecopy:   ________________________

Name:  Bank of Oklahoma, N.A.
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________
Telecopy:   ________________________

TOTALS

Series 2010A Bonds
$4,545,000
Series 2010B Bonds
$1,818,000

Series 2010A Bonds
$4,545,000
Series 2010B Bonds
$1,818,000

Series 2010A Bonds
$4,545,000
Series 2010B Bonds
$1,818,000

Series 2010A Bonds
$50,000,000

Series 2010B Bonds
$20,000,000
9.09% 9.09% 9.09% 9.09% 9.09% 9.09%

SCHEDULE 2

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower:

ADMINISTRATIVE AGENT:

Name:                 PNC Bank, National Association
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________
Telecopy:   ________________________

With a Copy To:

Name:
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________

Telecopy:   ________________________

BORROWER:

Name:                 Olin Corporation
Address:                 ________________________
________________________
________________________
Attention:                 ________________________
Telephone: ________________________

Telecopy:   ________________________

                                                       Exhibit A

FORM OF ADVANCE REQUEST

STATEMENT NO. ____ REQUESTING AN ADVANCE PURSUANT TO SECTION 2.06 OF THE CREDIT AND FUNDING AGREEMENT AMONG OLIN CORPORATION, PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, THE LENDERS PARTY THERETO AND PNC CAPITAL MARKETS LLC, AS LEAD ARRANGER AND SOLE BOOKRUNNER (THE "CREDIT AGREEMENT").

Pursuant to Section 2.06 of the Credit Agreement, the undersigned authorized representative of Olin Corporation hereby requests the Outstanding Principal Amount of the [Series 2010A][Series 2010B] Bonds be increased by $__________________ and authorizes the Administrative Agent to deposit such funds to the credit of the [2010A][2010B] Acquisition Fund created under the Indenture.

In connection with the foregoing request and authorization, the undersigned hereby certifies that such request for an Advance is irrevocable and may be relied upon by the Administrative Agent and all Lenders.

Any capitalized terms not otherwise defined herein shall have such meaning as set forth in the Credit Agreement.

IN WITNESS WHEREOF, the ___________________ of Olin Corporation has set his/her hand as of the _____ day of ________, 20__.

                                                                           OLIN CORPORATION

____________________________________
                                                                           Title:

Received and Accepted by:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:_______________________________
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit and Funding Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                ______________________________

2.    Assignee:             ______________________________

3.	Borrower:	Olin Corporation

4. Administrative Agent:	PNC Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement
The Credit and Funding Agreement dated as of October 14, 2010, among Olin Corporation, the Lenders parties thereto, PNC Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
   Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
   Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION, as
  Administrative Agent

By_________________________________
  Title:

Consented to:

OLIN CORPORATION

By________________________________
  Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01(i) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C
Form of Opinion of Counsel to Borrower

October 14, 2010
The Industrial Development Authority of
   Washington County
McIntosh, Alabama
PNC Bank, National Association,
as Administrative Agent
Wells Fargo Bank, N.A.
Bank of America, N.A.

Northern Trust Corporation

Branch Banking and Trust Company U.S. Bank National Association Bank of Oklahoma, N.A. U.S. Bank National Association, as Trustee Nashville, Tennessee
Re:
$50,000,000 Gulf Opportunity Zone Revenue Bonds (Olin Corporation Project), Series 2010A and $20,000,000 Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B, issued by the Washington County Industrial Development Authority

We have acted as special counsel for Olin Corporation, a Virginia corporation (the “Conduit Borrower”), in connection with the issuance of the above-referenced bonds (the “Bonds”).  The Bonds are being purchased from The Industrial Development Authority of Washington County (the “Bond Issuer”) and the Conduit Borrower by PNC Bank, National Association, as administrative agent (the “Administrative Agent”) for the benefit of the Purchasers (as defined and set forth in the hereafter defined Bond Purchase Agreement) pursuant to a Bond Purchase Agreement dated October 14, 2010 (the “Bond Purchase Agreement”) among the Bond Issuer, the Conduit Borrower and the Administrative Agent.  Capitalized terms not otherwise defined herein shall have the meanings assigned in the Bond Purchase Agreement or (if not defined in the Bond Purchase Agreement) in the Indenture referred to in the Bond Purchase Agreement.

We have examined the following:  executed counterparts of the Bond Purchase Agreement, the Loan Agreement, the Tax Certificate and Agreement and the Credit and Funding Agreement among the Bond Issuer, the Conduit Borrower and the Administrative Agent; pertinent proceedings of the Conduit Borrower (collectively, the “Conduit Borrower Financing Documents”); certificates executed by officers of the Conduit Borrower; and such other certificates, proceedings, proofs and documents as we have deemed necessary in connection with the opinions hereinafter set forth.  As to various questions of fact material to our opinion, we have relied upon the representations made in the Conduit Borrower Financing Documents and upon certificates of officers of the Conduit Borrower.

Based on the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

1.           The Conduit Borrower is validly existing as a for profit corporation under the laws of the State of Virginia.

2.           The Conduit Borrower has the power to consummate the transactions contemplated by the Bond Purchase Agreement and the Conduit Borrower Financing Documents to which it is a party.

3.           By proper action of its governing body, the Conduit Borrower has duly authorized the execution and delivery of the Conduit Borrower Financing Documents to which it is a party, and the consummation of the transactions contemplated by such Conduit Borrower Financing Documents.

4.           The Conduit Borrower has obtained all consents, approvals, authorizations and orders of governmental authorities that are required to be obtained by it as a condition to the issuance of the Bonds and the execution and delivery of the Conduit Borrower Financing Documents to which it is a party.

5.           The execution and delivery by the Conduit Borrower of the Conduit Borrower Financing Documents to which it is a party and the consummation by it of the transactions contemplated therein will not (i) conflict with, be in violation of, or constitute (upon notice or lapse of time or both) a default under its charter or bylaws, any indenture, mortgage, deed of trust or other contract, agreement or instrument to which it is a party or is subject, or any resolution, order, rule, regulation, writ, injunction, decree or judgment of any governmental authority or court having jurisdiction over it or (ii) result in or require the creation or imposition of any lien of any nature upon or with respect to any of its properties now owned or hereafter acquired, except as contemplated by the Conduit Borrower Financing Documents.

6.           The Conduit Borrower Financing Documents to which the Conduit Borrower is a party constitute legal, valid and binding obligations of the Conduit Borrower enforceable against it in accordance with the terms of such instruments, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights and (ii) general principles of equity, including the exercise of judicial discretion in appropriate cases.

7.           There is no action, suit, proceeding, inquiry or investigation pending before any court or governmental authority, or threatened against or affecting the Conduit Borrower or its properties, that (i) involves the consummation of the transactions contemplated by, or the validity or enforceability of, the Conduit Borrower Financing Documents to which the Conduit Borrower is a party or (ii) could have a materially adverse effect upon its financial condition or operations.

8.           The Conduit Borrower has obtained all necessary licenses and permits to carry on its business in Alabama and operate all its properties and facilities in Alabama and has obtained all necessary certificates of need or other similar approvals with respect to the facilities being financed with the proceeds of the Bonds.

We express no opinion with respect to the effect of any law other than the law of the State of Alabama and the federal law of the United States.

We express no opinion regarding the enforceability of the indemnity and contribution provisions of Section 12 of the Bond Purchase Agreement.

For purposes of our opinion regarding the binding effect and enforceability of Conduit Borrower Financing Documents to which the Administrative Agent is a party, we have assumed that the Administrative Agent is qualified to do business in Alabama to the extent that such qualification is required by the nature of this transaction or the Administrative Agent’s other activities in the State of Alabama.

This opinion is rendered solely for your benefit.  It is not to be relied upon by any other person or for any other purpose.  This opinion is given as of the date hereof and we assume no obligation to update, revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

MAYNARD, COOPER & GALE, P.C.